UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
______________

Form 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  April 26, 2010

FIRST BANCORP
(Exact Name of Registrant as Specified in its Charter)
______________

001-14793
(Commission File Number)

Puerto Rico	66-0561882
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

1519 Ponce de Leon
San Juan, Puerto Rico 00908-0146
(Address of Principal Executive Offices)  (Zip Code)

 (787) 729 8200
(Registrant’s Telephone Number, including Area Code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On April 26, 2010, First BanCorp. (the “Corporation”) issued a press release announcing its unaudited results of operations for the first quarter ended March 31, 2010. A copy of the press release is furnished as Exhibit 99.1 and is hereby incorporated herein by reference.

The Corporation has included in this release the following non-GAAP financial measures: (i) the calculation of net interest income, interest rate spread and net interest margin rate on a tax- equivalent basis and excluding changes in the fair value of derivative instruments and certain financial liabilities; (ii) the calculation of the tangible common equity ratio and the tangible book value per common share; and (iii) the Tier 1 common equity to risk-weighted assets ratio.  Investors should be aware that non-GAAP measures have inherent limitations and should be read only in conjunction with the Corporation’s consolidated financial data prepared in accordance with GAAP.

Net interest income, interest rate spread and net interest margin are reported on a tax-equivalent basis and excluding changes in the fair value (“valuations”) of derivative instruments and financial liabilities elected to be measured at fair value. The presentation of net interest income excluding valuations provides additional information about the Corporation’s net interest income and facilitates comparability and analysis.  The changes in the fair value of derivative instruments and unrealized gains and losses on liabilities measured at fair value have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively.  The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate, as described in Exhibit A — Table 2 of the attached Press Release (included herein as Exhibit 99.1). Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates.  Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread and net interest margin on a fully tax-equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and certain loans, on a common basis that facilitates comparison of results to results of peers.

The following table reconciles the non-GAAP financial measure “net interest income on a tax-equivalent basis and excluding fair value changes” with net interest income calculated and presented in accordance with GAAP. The table also reconciles the non-GAAP financial measures “net interest spread and margin on a tax-equivalent basis and excluding fair value changes” with net interest spread and margin calculated and presented in accordance with GAAP.

Reconciliation of GAAP Net Interest Income and Net Interest Margin and Spread to Non-GAAP Net Interest Income and Net Interest Margin and Spread on a Tax-Equivalent Basis and excluding fair value changes on derivative instruments and liabilities measured at fair value ("valuations")

(dollars in thousands)
	Quarter Ended
	March 31, 2010	December 31, 2009	March 31, 2009

Interest Income - GAAP	$220,988	$243,449	$258,323
Unrealized loss (gain) on
derivative instruments	744	(2,764)	(775)
Interest income excluding valuations	221,732	240,685	257,548
Tax-equivalent adjustment	9,912	12,311	14,448
Interest income on a tax-equivalent basis excluding valuations	231,644	252,996	271,996

Interest Expense - GAAP	104,125	106,152	136,725
Unrealized (loss) gain on
derivative instruments and liabilities measured at fair value	(989)	(247)	2,860
Interest expense excluding valuations	103,136	105,905	139,585

Net interest income - GAAP	$116,863	$137,297	$121,598

Net interest income excluding valuations	$118,596	$134,780	$117,963

Net interest income on a tax-equivalent basis excluding valuations	$128,508	$147,091	$132,411

Average Interest-Earning Assets	$19,096,055	$19,283,455	$18,830,013

Average Interest-Bearing Liabilities	$16,910,781	$17,112,556	$16,684,497

Average rate on interest-earning assets - GAAP	4.69%	5.01%	5.56%
Average rate on interest-earning assets excluding valuations	4.71%	4.96%	5.54%
Average rate on interest-earning assets on a tax-equivalent basis and excluding valuations	4.92%	5.21%	5.86%

Average rate on interest-bearing liabilities - GAAP	2.50%	2.46%	3.32%
Average rate on interest-bearing liabilities excluding valuations	2.47%	2.46%	3.39%

Net interest spread - GAAP	2.19%	2.55%	2.24%
Net interest spread excluding valuations	2.24%	2.50%	2.15%
Net interest spread on a tax-equivalent basis and excluding valuations	2.45%	2.75%	2.47%

Net interest margin - GAAP	2.48%	2.82%	2.62%
Net interest margin excluding valuations	2.52%	2.77%	2.54%
Net interest margin on a tax-equivalent basis and excluding valuations	2.73%	3.03%	2.85%

The tangible common equity ratio and tangible book value per common share are non-GAAP measures generally used by financial analysts and investment bankers to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill and core deposit intangibles. Tangible assets are total assets less goodwill and core deposit intangibles. Management and many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase accounting method of accounting for mergers and acquisitions. Neither tangible common equity nor tangible assets or related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets and any other related measures may differ from that of other companies reporting measures with similar names.

The following table is a reconciliation of the Corporation’s tangible common equity and tangible assets:

	As of
	March 31,	December 31,	March 31,
(In thousands)	2010	2009	2009

Total equity - GAAP	$1,488,543	$1,599,063	$1,977,240
Preferred equity	(929,660)	(928,508)	(925,162)
Goodwill	(28,098)	(28,098)	(28,098)
Core deposit intangible	(15,934)	(16,600)	(19,273)

Tangible common equity	$514,851	$625,857	$1,004,707

Total assets - GAAP	$18,850,694	$19,628,448	$19,709,150
Goodwill	(28,098)	(28,098)	(28,098)
Core deposit intangible	(15,934)	(16,600)	(19,273)

Tangible assets	$18,806,662	$19,583,750	$19,661,779
Common shares outstanding	92,542	92,542	92,546

Tangible common equity ratio	2.74%	3.20%	5.11%
Tangible book value per common share	$5.56	$6.76	$10.86

The Tier 1 common equity to risk-weighted assets ratio is calculated by dividing (a) tier 1 capital less non-common elements including qualifying perpetual preferred stock and qualifying trust preferred securities, by (b) risk-weighted assets, which assets are calculated in accordance with applicable bank regulatory requirements. The Tier 1 common equity ratio is not required by GAAP or on a recurring basis by applicable bank regulatory requirements.  However, this ratio was used by the Federal Reserve in connection with its stress test administered to the 19 largest U.S. bank holding companies under the Supervisory Capital Assessment Program, the results of which were announced on May 7, 2009. Management is currently monitoring this ratio, along with the other ratios discussed above, in evaluating the Corporation’s capital levels and believes that, at this time, the ratio may be of interest to investors.

The following table reconciles stockholders’ equity (GAAP) to Tier 1 common equity:

(Dollars in thousands)	As of
	March 31,	December 31,	March 31,
	2010	2009	2009

Tier 1 Common Equity:
Total equity - GAAP	$1,488,543	$1,599,063	$1,977,240
Qualifying preferred stock	(929,660)	(928,508)	(925,162)
Unrealized (gain) loss on available-for-sale securities (1)	(22,948)	(26,617)	(82,751)
Disallowed deferred tax asset (2)	(40,522)	(11,827)	(83,302)
Goodwill	(28,098)	(28,098)	(28,098)
Core deposit intangible	(15,934)	(16,600)	(19,273)
Cumulative change gain in fair value of liabilities
accounted for under a fair value option	(951)	(1,535)	(3,555)
Other disallowed assets	(24)	(24)	(625)
Tier 1 common equity	$450,406	$585,854	$834,474

Total risk-weighted assets	$13,480,026	$14,303,496	$14,141,259

Tier 1 common equity to risk-weighted assets ratio	3.34%	4.10%	5.90%

1- Tier 1 capital excludes net unrealized gains (losses) on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities with readily determinable fair values, in accordance with regulatory risk-based capital guidelines. In arriving at Tier 1 capital, institutions are required to deduct net unrealized losses on available-for-sale equity securities with readily determinable fair values, net of tax.

2- Approximately $69 million of the Corporation's deferred tax assets at March 31, 2010 (December 31, 2009 - $111 million; March 31, 2009 - $59 million) was included without limitation in regulatory capital pursuant to the risk-based capital guidelines, while approximately $41 million of such assets at March 31, 2010 (December 31, 2009 - $12 million; March 31, 2009 - $83 million) exceeded the limitation imposed by these guidelines and, as "a disallowed deferred tax asset," was deducted in arriving at Tier 1 capital. According to regulatory capital guidelines, the deferred tax assets that are dependent upon future taxable income are limited for inclusion in Tier 1 capital to the lesser of (i) the amount of such deferred tax asset that the entity expects to realize within one year of the calendar quarter end-date, based on its projected future taxable income for that year or (ii) 10% of the amount of the entity's Tier 1 capital. Approximately $5 million of the Corporation's other net deferred tax liability at March 31, 2010 (December 31, 2009 - $4 million; March 31, 2009 - $1 million) represented primarily the deferred tax effects of unrealized gains and losses on available-for-sale debt securities, which are permitted to be excluded prior to deriving the amount of net deferred tax assets subject to limitation under the guidelines.

Item 5.07 Submission of Matters to a Vote of Security Holders

At the Corporation’s Annual Meeting of Stockholders held on April 27, 2010, management Proposals 1, 2, 4 and 5 were approved, and shareholder Proposal 3 was withdrawn from consideration.

The results are as follows:

Proposal 1 -        Election of Directors

	For	Against	Abstained	Broker Non-Vote
Aurelio Alemán-Bermudez	53,246,257	281,058	1,593,775	26,006,628
Jorge L. Díaz-Irizarry	44,624,552	1,849,925	8,646,613	26,006,628
José L. Ferrer-Canals	44,767,738	3,856,184	6,497,168	26,006,628
Frank Kolodziej- Castro	52,913,431	545,938	1,661,721	26,006,628
José Menéndez-Cortada	51,957,071	1,550,721	1,613,298	26,006,628
Héctor M. Nevares-La Costa	53,295,421	236,443	1,589,226	26,006,628
Fernando Rodríguez-Amaro	49,869,947	1,462,425	3,788,718	26,006,628
José F. Rodríguez - Perelló	53,236,121	240,043	1,644,926	26,006,628
Sharee Ann Umpierre-Catinchi	52,730,413	570,657	1,820,020	26,006,628

Proposal 2 – Amendment to Article Sixth of the Restated Articles of Incorporation to Increase the Number of Authorized Shares of Common Stock from 250,000,000 to 750,000

For	Against	Abstained	Broker Non-Vote
64,530,133	14,533,617	2,063,968	-

Proposal 4 – Advisory Vote on Executive Compensation

For	Against	Abstained	Broker Non-Vote
69,680,661	6,657,497	4,789,560	-

Proposal 5 – Ratification of the Appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm

For	Against	Abstained	Broker Non-Vote
69,114,579	10,412,153	1,600,986	-

Item 9.01 Financial Statements and Exhibits.

(d)       Exhibits

Exhibit No.	Description

99.1	Press Release dated April 26, 2010 - First BanCorp Reports Financial Results for the Quarter Ended March 31, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	April 29, 2010	FIRST BANCORP

		By:	/s/ Orlando Berges
		Name:	Orlando Berges
		Title:	Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated April 26, 2010 - First BanCorp Reports Financial Results for the Quarter Ended March 31, 2010